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                                                                                                                   Exhibit 12.5

                                                          CILCORP INC.
                                        Computation Of Ratio Of Earnings To Fixed Charges
                                              (Thousands of Dollars, Except Ratios)


                                                     01/01/99    10/19/99                                    1/01/03     1/31/03
                                                      Thru        Thru           Year Ended December 31,      Thru        Thru
                                                                            -------------------------------
                                                    10/18/99<F1> 12/31/99<F1> 2000      2001        2002     1/30/03<F2>12/31/03<F2>
                                                    --------     --------     ----      ----        ----      -------    --------

Net income from continuing operations                   $687       ($532)   $11,385     $25,428     $24,658      $5,385    $14,400
Income taxes                                           1,113        (951)    10,380      22,182       6,841       2,922      5,946
Fixed charges                                         32,011      16,230     82,590      79,268      76,605       5,573     54,219

Less:
  Preference security dividend requirements of
    consolidated subsidiaries                         (4,393)       (925)    (4,935)     (3,579)     (3,579)       (283)    (3,061)
                                                    ---------   ---------  ---------   ---------   ---------   ---------  ---------
Total earnings                                        29,418      13,822     99,420     123,299     104,525      13,597     71,504


Fixed Charges:

Interest expense                                      25,810      15,189     76,052      74,710      71,407       5,203     49,760
Estimated interest costs within rental expense         1,808         116      1,603         979       1,619          87      1,398

Earnings required for preferred dividends:
  Preference dividends of consolidated subsidiaries    4,393         925      4,935       3,579       3,579         180      1,947
  Adjustment to pre-tax basis                              -           -          -           -           -         103      1,114
                                                    ---------   ---------  ---------   ---------   ---------   ---------  ---------
                                                       4,393         925      4,935       3,579       3,579         283      3,061


Total fixed charges                                   32,011      16,230     82,590      79,268      76,605       5,573     54,219
                                                    =========   =========  =========   =========   =========   ========== =========


Ratio of Earnings to Fixed Charges                      0.91        0.85       1.20        1.55        1.36        2.43       1.31
                                                    =========   =========  =========   =========   =========   =========  =========


<F1>The AES Corporation purchased CILCORP Inc. and subsidiaries on October 19, 1999.
<F2>Ameren Corporation purchased CILCORP Inc. and subsidiaries on January 31, 2003.

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